Exhibit 10.1

HIGHPEAK ENERGY, INC.
CHANGE IN CONTROL PLAN AND

SUMMARY PLAN DESCRIPTION

1.           Purpose and Effective Date. HighPeak Energy, Inc., a Delaware corporation (the “Company”), has adopted this Change in Control Plan (this “Plan”) to provide for potential payments to Eligible Individuals (as defined below) in the event of a Change in Control (as defined below). The Plan was approved by the Strategic Alternatives Committee of the Board of Directors of the Company (the “Board”) to be effective as of September 9, 2025 (the “Effective Date”). The amount, timing and payment of severance and other benefits payable under this Plan, if at all, are solely in the discretion of the Administrator. No Eligible Individual has a legally binding right to receive any severance or other benefits pursuant to this Plan upon the occurrence of a Change in Control.

2.           ERISA and Tax Compliance. The Plan is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA that is excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). The Plan is not intended to satisfy the qualification requirements of Code Section 401, but is intended to comply with the requirements of Code Section 409A and the Treasury regulations and guidance issued thereunder. This Plan document also constitutes a summary plan description with respect to the Plan. This Plan is a welfare program under the Company’s health and welfare plan.

3.           Definitions. For purposes of this Plan, the terms listed below shall have the meanings specified herein:

(a)      “Administrator” means the Board or a committee of Qualified Members appointed by the Board to administer this Plan.

(b)      “Affiliate” has the meaning given to such term in the LTIP.

(c)      “Base Salary” means the amount an Eligible Individual is entitled to receive as regular hourly wages (considering regularly scheduled workweeks, and excluding any overtime or premium pay) or base salary on an annualized basis, before giving effect to any reduction not consented to by the Eligible Individual.

(d)      “Cause” means “cause” (or a term of like import) as defined under an Eligible Individual’s employment agreement with the Company or an Affiliate or, in the absence of such an agreement that defines “cause” (or a term of like import), Cause means (i) the Eligible Individual’s material breach of any written agreement between the Eligible Individual and the Company or an Affiliate; (ii) the Eligible Individual’s material breach of any law applicable to the workplace or employment relationship, or the Eligible Individual’s material breach of any material policy or code of conduct established by the Company or an Affiliate applicable to the Eligible Individual, including the Company’s policies on discrimination, harassment and sexual harassment; (iii) the Eligible Individual’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Eligible Individual; (iv) the commission by the Eligible Individual of, or conviction or indictment of the Eligible Individual for, or plea of nolo contendere by the Eligible Individual to, any felony (or state law equivalent) or any crime involving moral turpitude; or (v) the Eligible Individual’s willful failure or refusal, other than due to Disability, to perform the Eligible Individual’s obligations or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Eligible Individual’s action or omissions as set forth in clause (v) are of such a nature that the Company determines that they are curable by the Eligible Individual, such actions or omissions must remain uncured 30 days after the Company provides the Eligible Individual written notice of the obligation to cure such actions or omissions.

(e)      “Change in Control” means, unless otherwise determined by the Administrator, the occurrence of any of the following events after the Effective Date:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of the Company’s common stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (D) any acquisition, transfer or change in the beneficial ownership of the Outstanding Stock or the Outstanding Voting Securities by reason of a change in the voting control or management of HighPeak Energy Partners, LP and/or HighPeak Energy Partners II, LP (the “HighPeak Funds”) provided that such voting control or management is held a person or persons who were limited partners in the HighPeak Funds as of the Effective Date or (E) any acquisition by any entity pursuant to a transaction that complies with subclauses (A), (B) and (C) of clause (iii) below;

(ii)    The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or Disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination represents or is converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)    If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of less than 30% on the Effective Date acquires the ability to appoint a majority of the Board.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to the Nonqualified Deferred Compensation Rules, then “Change in Control” means both a Change in Control, as defined above, and a “change in ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(f)      “Closing Date” means the date on which a Change in Control is consummated.

(g)      “Code” means the Internal Revenue Code of 1986, as amended.

(h)      “Company Group” means the Company and its direct and indirect subsidiaries.

(i)      “Disability” means “disability” (or a term of like import) as defined under the Company’s long term disability plan or, in the absence of such plan, an Eligible Individual’s employment agreement with the Company or an Affiliate or, in the absence of such an agreement that defines “disability” (or a term of like import), Disability means the Eligible Individual is unable to perform the essential functions of the Eligible Individual’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period. The determination of whether an Eligible Individual has incurred a Disability shall be made in good faith by the Company.

(j)      “Eligible Individual” means an employee of the Company or its direct and indirect subsidiaries who has been designated by the Administrator as eligible to participate in this Plan and has received a Participation Letter.

(k)      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(m)      “Good Reason” means “good reason” (or a term of like import) as defined under an Eligible Individual’s employment agreement with the Company or an Affiliate or, in the absence of such an agreement that defines “good reason” (or a term of like import), Good Reason means (i) a material diminution in the Eligible Individual’s Base Salary; (ii) a material breach by the Company of any of its obligations under an Eligible Individual’s award agreement under the LTIP, if any; or (iii) the relocation of the geographic location of the Eligible Individual’s principal place of employment by more than 50 miles from the location of the Eligible Individual’s principal place of employment as of the Effective Date. Notwithstanding the foregoing, any assertion by the Eligible Individual of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in foregoing clauses (i), (ii), or (iii) giving rise to the Eligible Individual’s termination of employment must have arisen without the Eligible Individual’s consent; (B) the Eligible Individual must provide written notice to the Company of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (D) the date of the termination of the Eligible Individual’s employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

(n)      “LTIP” means the HighPeak Energy, Inc. Second Amended & Restated Long Term Incentive Plan, as amended from time to time, together with any successor equity incentive plans adopted by the Company.

(o)      “Non-Competition, Non-Solicitation and Confidentiality Agreement” means a Non-Competition, Non-Solicitation, and Confidentiality Agreement between an Eligible Individual and the Company, in such form and with the terms and conditions as determined by the Administrator, in its sole discretion.

(p)      “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and any successor provisions, guidance, and regulations thereto.

(q)      “Participation Letter” means a written or electronic agreement or other instrument or document delivered to an Eligible Individual following the Effective Date evidencing the Eligible Individual’s eligibility and agreement to participate in this Plan and specifying the terms and conditions with respect thereto, which agreement, instrument or document may, but need not be unless otherwise determined by the Administrator, executed or acknowledged by the Eligible Individual.

(r)      “Post-CIC Payment Event” means the date that is six months following the Closing Date, provided the Eligible Individual is continuously employed by the Company, or any successor to the Company surviving the applicable Change in Control, from the Effective Date through such date.

(s)      “Post-CIC Qualifying Termination” means the termination, on or after the date of a Change in Control, of an Eligible Individual’s employment or service relationship (i) by the Company without Cause (including a termination as a result of the expiration and non-renewal of the term of an Eligible Individual’s employment set forth in an employment or other agreement with the Company, or a successor thereto surviving the applicable Change in Control, that is in effect following the applicable Change in Control), (ii) due to such Eligible Individual’s death or Disability or (iii) due to a resignation by the Eligible Individual for Good Reason; provided, in each case, that the Eligible Individual is continuously employed by the Company, or a successor thereto, from the Effective Date through the applicable Termination Date.

(t)      “Pre-CIC Qualifying Termination” means the termination, during the 90 day period ending on the Closing Date, of an Eligible Individual’s employment or service relationship by (i) the Company without Cause or (ii) due to such Eligible Individual’s death or Disability, provided, that the Eligible Individual is continuously employed by the Company from the Effective Date through the Termination Date.

(u)      “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the common stock of the Company is traded.

(v)      “Qualifying Triggering Event” means (i) a Pre-CIC Qualifying Termination, (ii) a Post-CIC Qualifying Termination, or (iii) the Post-CIC Payment Event.

(w)      “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(x)      “Single Bonus” means the actual amount, if any, of any single cash incentive bonus paid to an Eligible Individual by the Company or one of its direct or indirect subsidiaries during a given calendar year, provided that dividend equivalent rights, if any, are not included in the calculation of such Single Bonus.

(y)      “Termination Date” means the date that an Eligible Individual has a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.

4.           Eligibility; Plan Benefits. All payments and benefits provided pursuant to the Plan are discretionary. The Administrator shall have the authority in its sole discretion to determine whether a Change in Control or a Qualifying Triggering Event has occurred and the amount of any payments and benefits payable upon such Qualifying Triggering Event, which amount, for the avoidance of doubt, may be $0. The payments and benefits below are the maximum amount payable under the Plan in the event the Administrator has determined that a Change in Control and a Qualifying Triggering Event have occurred with respect to an Eligible Individual (such amount, as applicable, the “CIC Payment”):

(a)      In the event of a Qualifying Triggering Event, an Eligible Individual may, subject to Sections 5, 8, and 9, be entitled to receive a payment in an amount, less applicable taxes, deductions, and withholdings, equal to up to three times the sum of:

(i)    the highest Base Salary, determined on an annualized basis, paid to such Eligible Individual during any of (x) the three calendar years immediately preceding the calendar year in which the Closing Date occurs or (y) the portion of the calendar year in which the Closing Date occurs beginning on January 1 and ending on the date that is 90 days prior to the Closing Date; and

(ii)    the highest Single Bonus earned by such Eligible Individual with respect to any of (x) the three complete calendar years immediately preceding the calendar year in which the Closing Date occurs or (y) the portion of the calendar year in which the Closing Date occurs beginning on January 1 and ending on the date that is 90 days prior to the Closing Date, provided, that the amount calculated pursuant to this subclause (y) shall be determined on an annualized basis.

(b)      Payment of CIC Payment. Any CIC Payment shall be paid to the Eligible Individual as follows:

(i)    if the applicable Qualifying Triggering Event is a Pre-CIC Qualifying Termination, then any CIC Payment will be paid to the Eligible Individual as soon as reasonably practicable following the Closing Date, but in no event will such payment be made more than 30 days following the Closing Date; or

(ii)    if the applicable Qualifying Triggering Event is a Post-CIC Qualifying Termination or a Post-CIC Payment Event, then any CIC Payment will be paid to the Eligible Individual as soon as reasonably practicable following the Termination Date or the date of the Post-CIC Payment Event, as applicable, but in no event will such payment be made more than 30 days following the Termination Date or the date of the Post-CIC Payment Event, as applicable.

5.           Release. As a condition to the payment by the Company of any of the amounts due under Section 4 above, the Eligible Individual shall: (a) execute on or before the Release Expiration Date (as defined below), and not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective Affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Eligible Individual’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to payments that the Eligible Individual may have under this Plan; and (b) abide by the terms of Section 9. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to an Eligible Individual (which shall occur no later than seven (7) days after the Qualifying Triggering Event) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

6.           No Mitigation. An Eligible Individual shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation or benefit earned by the Eligible Individual as the result of employment by another employer or by retirement benefits. Subject to the foregoing, the benefits under this Plan are in addition to any other benefits to which an Eligible Individual is otherwise entitled.

7.           Terminations for Cause or Voluntary Resignation. If an Eligible Individual’s employment is terminated (i) more than 90 days prior to the Closing Date for any reason or for no reason, including, for the avoidance of doubt, due to an Eligible Individual’s death or Disability, (ii) during the 90 day period ending on the Closing Date by the Company for Cause or by the Eligible Individual due to resignation with or without Good Reason, or (iii) following the Closing Date by the Company for Cause or by the Eligible Individual due to a resignation without Good Reason, then, in each case, the Eligible Individual shall not be entitled to any severance payments or benefits under this Plan.

8.           Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Individual has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Individual from the Company and its Affiliates will be one dollar ($1.00) less than three times such Eligible Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after- tax position to such Eligible Individual (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Eligible Individual’s base amount, then such Eligible Individual shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 8 shall require the Company to be responsible for, or have any liability or obligation with respect to, any Eligible Individual’s excise tax liabilities under Section 4999 of the Code.

9.           Non-Competition, Non-Solicitation, and Confidentiality Agreement. The Administrator may, in its sole discretion, require any Eligible Individual to sign and return to the Company, in the time designated by the Administrator to do so, a Non-Competition, Non-Solicitation, and Confidentiality Agreement as a condition to such Eligible Individual’s participation in, or receipt of any payment pursuant to, this Plan. Any determination by the Administrator to require the execution of a Non-Competition, Non-
Solicitation and Confidentiality Agreement by an Eligible Individual may be made on an individual basis and may vary among Eligible Individuals.

10.           Administration of this Plan.

(a)      Administrator’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer this Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Administrator, provided that the Administrator may delegate all or any portion of its duties to an executive officer of the Company. It shall be the duty of the Administrator to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. For this purpose, the Administrator’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:

(i)    to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

(ii)    to interpret this Plan and all facts with respect to a claim for payment or benefits. The Administrator’s interpretation thereof shall be final and conclusive on all persons claiming payment or benefits under this Plan;

(iii)    to decide all questions concerning this Plan and the eligibility of any person to participate in this Plan, including the issuance of Participation Letters and the determination of whether a Change in Control or Qualifying Triggering Event have occurred with respect to any Eligible Individual;

(iv)    to make a determination as to the right of any person to a payment or benefit under this Plan (including, without limitation, to determine whether and when there has been a termination of an Eligible Individual’s employment, the length of an Eligible Individual’s employment or other service relationship with a member of the Company Group or a successor thereto, and the cause of such termination and the amount of any payment or benefit due under this Plan);

(v)    to appoint such agents, counsel, accountants, consultants, claims administrators, and other persons as may be required to assist in administering this Plan;

(vi)    to allocate and delegate its responsibilities under this Plan and to designate other persons to carry out any of its responsibilities under this Plan, any such allocation, delegation, or designation to be in writing;

(vii)    to sue or cause suit to be brought in the name of this Plan;

(viii)    to obtain from the Company and from Eligible Individuals such information as is necessary for the proper administration of this Plan; and

(ix)    construe in its sole discretion all terms, provisions, conditions, and limitations of any Participation Letter.

(b)      Indemnification. The Company shall indemnify and hold harmless the Administrator (and each member thereof) in the performance of its, his, or her duties under this Plan against any and all expenses and liabilities arising out of its, his, or her administrative functions or fiduciary responsibilities under this Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of the Administrator or such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such Administrator’s or member’s own gross negligence or willful misconduct. Expenses against which such Administrator or member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

(c)      Compensation, Bond, and Expenses. The members of the Administrator shall not receive compensation with respect to their services for the Administrator. To the extent required by applicable law, but not otherwise, Administrator members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Administrator incident to the administration, termination, or protection of this Plan, including the cost of furnishing bond, shall be paid by the Company.

(d)      Claims Procedure. Any Eligible Individual that the Administrator determines is entitled to a benefit under this Plan is not required to file a claim for benefits. Any Eligible Individual who is not paid a benefit hereunder and who believes that he or she is entitled to a benefit hereunder or who has been paid a benefit and who believes that he or she is entitled to a greater benefit hereunder may file a claim for benefits under this Plan in writing with the Administrator. In any case in which a claim for Plan benefits by an Eligible Individual is denied or modified, the Administrator shall furnish written notice to the claimant within ninety (90) days after receipt of such claim for Plan benefits (or within one hundred eighty (180) days if additional information requested by the Administrator necessitates an extension of the ninety (90)-day period and the claimant is informed of such extension in writing within the original ninety (90)-day period), which notice shall:

(i)    state the specific reason or reasons for the denial or modification;

(ii)    provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(iii)    provide a description of any additional material or information necessary for the Eligible Individual or his or her representative to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)    explain this Plan’s claim review procedure as contained herein and describe the Eligible Individual’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.

In the event a claim for Plan benefits is denied or modified, if the Eligible Individual or his or her representative desires to have such denial or modification reviewed, he or she must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Administrator of its initial decision. In connection with such request, the Eligible Individual or his or her representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the Administrator shall, after providing a full and fair review, render its final decision in writing to the Eligible Individual and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty (60)-day period, the Administrator’s decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Eligible Individual and his or her representative, if any, prior to the commencement of the extension period. The Administrator shall be given written notice of its decision on review to the Eligible Individual. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to this Plan provisions on which the denial or modification is based. The notice shall also provide that the Eligible Individual is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Eligible Individual’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Eligible Individual’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one (1) year after the later of (i) the date the claim is denied by the Administrator or (ii) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Administrator with respect to such request.

11.           General Provisions.

(a)      Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.

(b)      Cost of Plan. The cost of this Plan shall be borne by the Company and no contributions shall be required of the Eligible Individuals.

(c)      Plan Year. The Plan shall operate on a calendar year basis.

(d)      Amendment and Termination.

(i)    The Plan may be amended from time to time or terminated at the discretion of the Board. Notwithstanding anything to the contrary herein, the Administrator, in its sole discretion, may reduce or terminate the coverage of any Eligible Individual under this Plan at any time in its sole and absolute discretion.

(ii)    The provisions set forth in Section 11(d)(i) that otherwise restrict amendments to this Plan shall not apply to (A) an amendment to the administrative provisions of this Plan that is required pursuant to applicable law, (B) an amendment that increases the benefits payable under this Plan or otherwise constitutes a bona fide improvement of an Eligible Individual’s rights under this Plan or (C) an amendment which decreases the benefits of an Eligible Individual that is consented to in writing by such Eligible Individual.

(e)      Not a Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time, nor shall this Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his or her employment at any time.

(f)      Severability. Any provision in this Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)      After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that an Eligible Individual is eligible to receive payments pursuant to Section 4 but, after such determination, the Administrator subsequently acquires evidence or determines that (i) such Eligible Individual has failed to abide by the terms of any Non-Competition, Non-Solicitation and Confidentiality Agreement or any other restrictive covenant agreements between such Eligible Individual and any member of the Company Group; or (ii) a Cause condition existed prior to such Eligible Individual’s termination of employment that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Individual’s employment for Cause, then the Company shall have the right to cease all payments pursuant to Section 4, and such Eligible Individual shall promptly return to the Company any payment received by such Eligible Individual pursuant to Section 4 prior to the date that the Administrator determines that the conditions of this Section 11(g) have been satisfied.

(h)      Nonalienation. Eligible Individuals shall not have any right to pledge, hypothecate, anticipate, or assign benefits or rights under this Plan, except by will or the laws of descent and distribution.

(i)      Effect of Plan. This Plan is intended to supersede all prior oral or written policies of the Company and all prior oral or written communications to Eligible Individual with respect to the subject matter hereof, including any employment offer letter with an Eligible Individual, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, this Plan shall be binding upon the Company and any successor of the Company, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Company’s employees.

(j)      Taxes. The Company or its successor may withhold from any amounts payable to an Eligible Individual under this Plan such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(k)      Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder shall be determined by application of the laws of the state of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent that Delaware law is preempted by federal law (including by including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan). With respect to any claim or dispute related to or arising under this Plan, the Company and each Eligible Individual who accepts any payment under the Plan hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in Fort Worth, Texas.

(l)      Section 409A. The Plan and all benefits provided hereunder are intended to comply with or be exempt from the Nonqualified Deferred Compensation Rules to the maximum extent permitted by applicable law. Neither this Section 11(l) nor any other provision of the Plan is or contains a representation to any Eligible Individual regarding the tax consequences of any payment hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by an Eligible Individual on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under this Plan that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Eligible Individual’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Eligible Individual’s death, or (ii) the date that is six months after the Eligible Individual’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Eligible Individual until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. All payments under the Plan to an Eligible Individual shall be treated as separate payments for purposes of the Nonqualified Deferred Compensation Rules. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan provision in conflict therewith.

(m)      Notices. For the purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered, by facsimile transmission, or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in the case of notices to the Company, addressed to the Company’s principal office and in the case of notices to an Eligible Individual, such Eligible Individual’s last known address on file with the Company, or to such other address as either party may have furnished to the other in writing. All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

(n)      Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to an Eligible Individual; provided, however, that the establishment or modification of any clawback policy by the Company on or after the date of a Change in Control shall only apply to amounts payable under the Plan to the extent required by applicable law. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.